Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statements (Forms S-8 No. 333-163240 and No. 333-172927) pertaining to the Rudolph Technologies, Inc. 2009 Stock Plan and the Rudolph Technologies, Inc. 2009 Employee Stock Purchase Plan, and

(2)	Registration Statement (Form S-8 No. 333-224969) pertaining to the Rudolph Technologies, Inc. 2018 Stock Plan and the Rudolph Technologies, Inc. 2018 Employee Stock Purchase Plan;

of our reports dated February 15, 2019, with respect to the consolidated financial statements and schedule of Rudolph Technologies, Inc. and the effectiveness of internal control over financial reporting of Rudolph Technologies, Inc. included in this Annual Report (Form 10-K) of Rudolph Technologies, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Iselin, New Jersey

February 15, 2019